Exhibit 5
NYNEX Corporation
1095 Avenue of the Americas
New York, New York 10036
(212) 395-1020

Morrison DeS. Webb
Executive Vice President and General Counsel

                                                  NYNEX Logo

                                                  June 21, 1996


NYNEX Corporation
1095 Avenue of the Americas
New York, New York  10036

Dear Sirs:

     In connection with the proposed filing by NYNEX
Corporation (the "Company") under the Securities Act of
1933, as amended, of a Registration Statement on Form S-8
("Registration Statement") relating to the registration of 300,000 shares of the Company's Common Stock (the "Shares") which may be purchased under the Company's Non-Employee
Director Retainer Stock Plan (the "Plan"), I am of the opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     2. The Plan has been duly adopted and issuance of the Shares has been duly authorized by the Company by appropriate corporate action.

     3. Upon issuance of the Shares and payment therefor in accordance with (a) the Plan and (b) the resolutions of the Board of Directors and stockholders of the Company relating to the Plan and the offer and sale of the Shares, the Shares will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing with the Securities and Exchange Commission of this Opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Interests of Named Experts and Counsel."

                                        Very truly yours,


                                       s/MORRISON DeS. WEBB
                                        Executive Vice President
                                        and General Counsel